Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
(617) 526-6000 (t)
(617) 526-5000 (f)
wilmerhale.com

June 25, 2008

Intermediate Bond Fund of America
333 S. Hope Street
Los Angeles, CA 90071

Ladies and Gentlemen:

Intermediate Bond Fund of America (the “Trust”), is a Massachusetts business trust created under a Declaration of Trust dated December 4, 1987, executed and delivered in Boston, Massachusetts on December 7, 1987, as amended from time to time (as so amended, the “Declaration of Trust”).  The beneficial interests thereunder are represented by transferable shares of beneficial interest, with no par value per share. Defined terms as used herein shall have the same definition as used in the Declaration of Trust.

The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.  Pursuant to Article VI, Section 6.01 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more separate, distinct and independent Funds into which the assets of the Trust may be divided, and to authorize a separate Series of shares of beneficial interest for such Fund and one or more additional Classes of shares of beneficial interest, on such terms and conditions as the Trustees may determine, without vote of the shareholders.   Pursuant to Article VI, Section 6.10 an initial Fund with a single Class was established and designated. Section 6.10 provides that the Trustees may establish and designate additional Classes of each Fund by execution by a majority of the Trustees of a Certificate of Designation which shall be filed with the Secretary of State of the Commonwealth of Massachusetts.

Pursuant to Article VI, Section 6.4 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of the Trust for such amount and type of consideration, including cash or property, and on such terms as the Trustees may deem best, all without action or approval of the shareholders.

Pursuant to Article VI, Section  6.10 of the Declaration of Trust, the Trustees (pursuant to a Certificate of Designation dated June 16, 2008, filed with the Secretary of State) have divided the shares of the Trust into 15 classes designated Class A Shares, Class B Shares, Class C Shares, Class F-1 Shares, Class F-2 Shares, Class R-1 Shares, Class R-2 Shares, Class R-3 Shares, Class R-4 Shares, Class R-5 Shares, Class 529-A Shares, Class 529-B Shares, Class 529-C Shares, Class 529-E Shares, and Class 529-F-1 Shares.  The Trustees have voted to authorize the officers of the Trust to register with the Securities and Exchange Commission, and to issue and sell to the public, such shares.

We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Trust, resolutions of the Board of Trustees relating to the authorization and issuance of shares of beneficial interest of the Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the completeness of all Trust records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. Further, we do not express any opinion as to (i) the availability of the remedy of specific performance or any other equitable remedy upon breach of any provision of any agreement whether applied by a court of law or equity, (ii) the successful assertion of any equitable defense, or (iii) the right of any party to enforce the indemnification or contribution provisions of any agreement.

For purposes of this opinion, we have not made an independent review of the laws of any state or jurisdiction other than the Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts.  Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the Commonwealth of Massachusetts.

Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust.  In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires notice of such disclaimer to be given in each contract or instrument made or issued by the Trustees of the Trust.  Also, the Declaration of Trust provides for indemnification out of Trust property against all claims and liabilities of any shareholder held personally liable for the obligations of the Trust.

We are of the opinion that all necessary Trust action precedent to the issuance of the shares of beneficial interest of the Trust has been duly taken, and that all such shares may legally and validly be issued for among other things, cash, and when sold will be, fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration therefor in accordance with terms described in the Trust’s Declaration of Trust, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

We are opining only as to the specific legal issues expressly set forth herein, and no opinion should be inferred as to any other matters.  We are opining on the date hereof as to the law in effect on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

We consent to your filing this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to any amendments to the Trust’s registration statement.  We further consent to the use of our name in any such amendment and in any prospectus or statement of additional information of the Trust.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:    /s/ S. Fross
Stuart Fross, Partner